Exhibit 99.1

For Further Information:

The Sands Regent 345 North Arlington Avenue Reno, NV 89501 (775) 348-2210 (775) 348-6241 Fax Contact: Ferenc Szony, President and CEO	CCG Investor Relations 15300 Ventura Boulevard, Suite 303 Sherman Oaks, CA 91403 (818) 789-0100 (818) 789-1152 Fax Contact: Sean Collins, Partner

FOR IMMEDIATE RELEASE:

THE SANDS REGENT REPORTS SECOND-QUARTER AND

FISCAL 2005 YEAR-TO-DATE FINANCIAL RESULTS

•	Operating income increases year over year from $240,000 to $1.4 million for the second quarter and from $1.9 million to $4.5 million for the year to date

•	EBITDAR increases year over year from $1.4 million to $3.1 million for the second quarter and from $4.2 million to $7.9 million for the year to date

•	Conference call scheduled for 10:00 a.m. PST today

Reno, Nevada - February 14, 2005 - The Sands Regent (NASDAQ: SNDS) today announced financial results for the second quarter and first six months of fiscal year 2005, ended December 31, 2004.

For the quarter ended December 31, 2004, consolidated net revenues improved by 51.9%, to $19.4 million, from $12.7 million for the prior-year period. This primarily reflected the inclusion of $6.2 million in net revenues from Rail City Casino in Sparks, Nevada, which The Sands Regent acquired in May 2004.

In the second quarter, the Company’s income from operations improved from $240,000 in the quarter ended December 31, 2003 to $1.4 million in the most recent quarter. The improvement also resulted primarily from the inclusion of the second full quarter of Rail City’s results as a subsidiary of The Sands Regent.

The Company reported consolidated net income of $498,000, or $0.08 per basic share, $0.07 diluted, for the second quarter of fiscal 2005, ended December 31, 2004. This compared to consolidated net income of $4.3 million, or $0.86 per basic share, $0.81 diluted, for the second quarter of fiscal 2004, ended December 31, 2003. The results for the prior-year quarter included a non-operating gain of $4.2 million stemming from the Company’s final settlement, in November 2003, of its 1998 sale of the Copa Casino in Gulfport, Mississippi.

Quarterly EBITDAR for the period ended December 31, 2004 was $3.1 million, 117% higher than the $1.4 million in EBITDAR recorded for the prior-year quarter.

For the six months ended December 31, 2004, consolidated net revenues for The Sands Regent grew 43.8%, to $41.2 million, from $28.7 million for the corresponding prior-year period, again reflecting strong Rail City results. Rail City’s net revenues for the six-month period totaled $12.3 million.

The Company’s income from operations improved 135.3%, to $4.5 million in the six months ended December 31, 2004, compared to $1.9 million in the corresponding prior-year period, also reflecting strong Rail City results.

Consolidated net income totaled $2.1 million, or $0.36 per basic share, $0.33 diluted for the six months ended December 31, 2004, as compared to consolidated net income of $5.4 million, or $1.08 per basic share, $1.02 diluted for the six months ended December 31, 2003. The results for the prior-year six-month period included non-operating gains totaling $4.4 million in connection with sale of the Copa Casino. Six-month EBITDAR grew 89.2% year over year, from $4.2 million in the six months ended December 31, 2003 to $7.9 million in the six months ended December 31, 2004.

Ferenc B. Szony, President and CEO of The Sands Regent, commented, “We are pleased to see how Rail City complements our portfolio of properties. In what is seasonally the most challenging time of year for our downtown Sands Regency property and Gold Ranch, Rail City, with its customer base consisting almost exclusively of residents of the greater Reno area, posted a very strong performance, enhancing our consolidated results significantly and pointing the way toward greater consistency in revenues and higher profitability for The Sands Regent in future quarters. We are also pleased at the progress we have been able to make on paying down long-term debt, which stood at $36.9 million at June 30, 2004 and has declined to $23.2 million at December 31, 2004.”

Management of The Sands Regent will host a conference call to discuss its second-quarter and six-month financial results today, Monday, February 14, at 10:00 a.m. PST. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (800) 399-7496. International callers should dial (706) 634-6508. There is no pass code required for this call.

If you are unable to participate in the call at this time, a replay will be available on Monday, February 14 at approximately 12:00 noon PST through Monday, February 21 at 9:00 p.m. PST; call (800) 642-1687 and enter the conference ID number 3881779; international callers should call (706) 645-9291.

About The Sands Regent

The Sands Regent owns and operates the Sands Regency Casino and Hotel in downtown Reno, Nevada, Gold Ranch Casino and RV Resort in Verdi, Nevada and Rail City Casino in Sparks, Nevada. The Sands Regency is an 833-room hotel and casino with 29,000 square feet of gaming space offering table games, a sports book, keno, bingo and slot machines. In addition to complete amenities and on-site brand-name restaurants, the Company’s property also includes a 12,000-square-foot convention and meeting center which seats close to 1,000 people. For further information, visit www.sandsregency.com.

The Gold Ranch Casino and RV Resort is located in Verdi, Nevada, twelve miles west of Reno. Gold Ranch offers slot machines in an 8,000 square foot casino, a sports book, two restaurants, a 105-space RV park, a

California lottery station, an ARCO gas station and a convenience store. Web site: www.goldranchrvcasino.com.

Rail City Casino, located in Sparks, Nevada, has approximately 16,600 square feet of gaming space housing slot machines, table games, keno, a sports book, and the City Café family-style restaurant. Located near Victorian Square at 2121 Victorian Avenue in Sparks, it is the first casino a motorist encounters when exiting Interstate 80 at the Rock Boulevard exit (Exit 16). Web site: www.railcity.com.

Statements contained in this release, which are not historical facts, are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, including the potential impact of future gaming regulatory decisions, including but not limited to, general and regional economic conditions, competition in the Reno area and from California Native American casino operations, the Company’s possible need for outside financing to pursue its growth plans, and other risk factors detailed from time to time in The Sands Regent’s periodic reports and registration statements filed with the Securities and Exchange Commission. Such risks could cause actual results to differ materially from those projected or implied in the forward-looking statements.

Contact:

Ferenc Szony, President and Chief Executive Officer

The Sands Regent

(775) 348-2210

or

Sean Collins, Partner

CCG Investor Relations

(818) 789-0100

(Financial tables follow)

THE SANDS REGENT

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
(Dollars in thousands, except per share amounts)	2003	2004	2003	2004
Operating revenues
Gaming	$6,418	$11,907	$13,448	$24,331
Lodging	1,835	1,809	4,909	4,863
Food and beverage	1,496	2,786	3,225	5,833
Fuel and convenience store	3,580	4,080	8,177	8,783
Other	379	470	836	949

Gross revenues	13,708	21,052	30,595	44,759
Promotional allowances	963	1,695	1,930	3,527

Net revenues	12,745	19,357	28,665	41,232

Operating expenses
Gaming	2,877	4,806	5,917	9,801
Lodging	1,001	936	2,093	2,041
Food and beverage	1,016	1,865	2,153	3,803
Fuel and convenience store	3,414	3,915	7,712	8,388
Other	139	143	290	300
Maintenance and utilities	986	1,382	2,107	2,874
General and administrative	2,086	3,424	4,582	6,469
Depreciation and amortization	986	1,516	1,901	3,061

	12,505	17,987	26,755	36,737

Income from operations	240	1,370	1,910	4,495

Other income (expense)
Interest expense	(171)	(799)	(389)	(1,405)
Collections on previously reserved note receivable	4,163	—	4,393	—
Insurance settlement	—	200	—	200
Other, net	(40)	(18)	(87)	(64)

	3,952	(617)	3,917	(1,269)

Income before income taxes	4,192	753	5,827	3,226
Income tax benefit (provision)	143	(255)	(410)	(1,088)

Net income	$4,335	$498	$5,417	$2,138

Net income per share
Basic	$0.86	$0.08	$1.08	$0.36
Diluted	$0.81	$0.07	$1.02	$0.33
Weighted average of shares outstanding
Basic	5,052,908	6,327,852	5,017,938	5,987,204
Diluted	5,370,167	6,921,535	5,318,975	6,529,771

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THE SANDS REGENT

EARNINGS before INTEREST, TAXES, DEPRECIATION, AMORTIZATION and RENT (EBITDAR),

and RECONCILIATION of NET INCOME to EBITDAR (unaudited)

	THREE MONTHS ENDED DECEMBER 31,		SIX MONTHS ENDED DECEMBER 31,
(Dollars in thousands, except per share amounts)	2003	2004	2003	2004
EBITDAR (3)	$1,420	$3,077	$4,195	$7,938
Reconciliation of Net Income to EBITDAR
Net income	4,335	498	5,417	2,138
Interest expense	171	799	389	1,405
Income tax provision (benefit)	(143)	255	410	1,088
Loss on disposal of property and abandonment of new project	40	18	87	64
Gain on previously reserved note receivable (1)	(4,163)	—	(4,393)	—
Non-recurring insurance settlement (2)	—	(200)	—	(200)
Rent and management fees	194	191	384	382
Depreciation and amortization	986	1,516	1,901	3,061

EBITDAR (3)	$1,420	$3,077	$4,195	$7,938

(1)	In the six months ended December 31,2003, we recognized a $4.4 million gain on a promissory note held by us in connection with a December 1998 sale of our interest in the Copa Casino (“Copa”) in Gulfport, Mississippi.

(2)	In June 2003, we realized a loss of $547,000, which stemmed from a personal injury lawsuit filed against us. The Company had a personal injury claim filed against it, from which we were insured against loss, subject to a deductible. However, subsequent to the incident which underlay the claim, we were informed that our insurance carrier had become insolvent and unable to pay any claims. The Company sought relief from its insurance broker and received partial recovery of our loss in October 2004.

(3)	EBITDAR includes earnings before depreciation and amortization, interest expense, income taxes, rent, any gain (loss) on the sale or disposal of property or subsidiaries, and non-recurring items. EBITDAR is not a calculation determined pursuant to generally accepted accounting principles and is not an alternative to operating income or net income, and is not a measure of liquidity. Since not all companies calculate this measure in the same manner, the Company’s EBITDAR measure may not be comparable to similarly titled measures reported by other companies. The Company believes that this disclosure enhances the understanding of the financial performance of a company with substantial interest expense, depreciation and amortization. Prior to the Gold Ranch acquisition, the Company reported “EBITDA” data. However, Gold Ranch has a substantial real property rent component and the Company believes EBITDAR provides a more complete depiction of the Company’s financial position and performance. Moreover, if the option of the Company to purchase the Gold Ranch real property is exercised, which can happen at the Company’s sole discretion, the rental expense would be available for other uses by the Company.

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THE SANDS REGENT

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(Dollars in thousands except share data)	JUNE 30, 2004	DECEMBER 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$5,443	$4,518
Accounts receivable, net	714	491
Inventories	775	758
Prepaid expenses and other assets	2,014	2,040

Total current assets	8,946	7,807

Property and equipment:
Land	10,007	10,007
Buildings and improvements	42,823	43,066
Equipment, furniture and fixtures	24,634	25,428
Construction in progress	387	764

Total property and equipment	77,851	79,265
Less accumulated depreciation and amortization	37,993	40,123

Property and equipment, net	39,858	39,142

Other assets:
Goodwill	28,674	28,717
Other intangibles	13,011	12,734
Other	1,104	1,138

Total other assets	42,789	42,589

Total assets	$91,593	$89,538

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,380	$3,486
Accrued salaries, wages and benefits	2,384	1,943
Other accrued expenses	465	315
Federal income tax payable	768	368
Deferred federal income tax liability	258	481
Current maturities of long-term debt	3,144	3,397

Total current liabilities	10,399	9,990
Long-term debt	33,799	19,810
Deferred federal income tax liability	1,852	2,161

Total liabilities	46,050	31,961

Common stock ($.10 par value, 20,000,000 shares authorized; 8,049,555 and 9,340,266 shares issued)	805	934
Additional paid-in capital	17,018	26,785
Retained earnings	50,078	52,216

	67,901	79,935
Treasury stock (at cost; 2,403,000 shares)	(22,358)	(22,358)

Total stockholders’ equity	45,543	57,577

Total liabilities and stockholders’ equity	$91,593	$89,538

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